Exhibit 5.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

May 15, 2019
Cousins Properties Incorporated
3344 Peachtree Road NE, Suite 1800
Atlanta, Georgia 30326-4802
Ladies and Gentlemen:
We have acted as counsel for Cousins Properties Incorporated, a Georgia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to 15,000,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, to be issued pursuant to, or upon the exercise or vesting of restricted stock and restricted stock units, performance units and performance shares, options, stock appreciation rights, or other stock-based awards granted under, the Cousins Properties Incorporated 2019 Omnibus Incentive Stock Plan (the “Plan”).
In our capacity as counsel to the Company, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.
Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are duly authorized and, when issued pursuant to, or upon the exercise or vesting of restricted stock and restricted stock units, performance units and performance shares, options, stock appreciation rights, or other stock-based awards granted under, the Plan, the Shares will be validly issued, fully paid and non-assessable.
This opinion is limited in all respects to the Georgia Business Corporation Code, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to update this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in any laws or regulations which may hereafter occur.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/King & Spalding LLP